Exhibit 99.1

NEWS RELEASE

POPEYES LOUISIANA KITCHEN, INC. APPOINTS INTERIM CFO

ATLANTA – Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, has named Tony W. Woodard interim Chief Financial Officer effective May 23, 2014, while the Company undertakes a search for a permanent replacement for H. Melville Hope, III, who will leave the company as of May 23, 2014 to pursue other opportunities.

Mr. Woodard, 46, joined Popeyes in 2004 and has served as Vice President, Finance since 2006. Mr. Woodard has been actively engaged in the Company’s public filings and is a familiar voice to the Company’s lenders and investors. Mr. Woodard is involved in key business initiatives including chairing the Brand’s cross functional team that has secured over $40 million in cost savings for our system restaurants. Prior to joining Popeyes, Mr. Woodard served in a variety of roles, including Vice President and Treasurer at AmeriCold Logistics, LLC from 1994 to 2004. From 1989 to 1994, Mr. Woodard was an accounting and auditing professional for Deloitte & Touche LLP. Mr. Woodard attended the University of Georgia where he earned a B.B.A. degree and is a Certified Public Accountant.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 29, 2013, Popeyes had 2,225 operating restaurants in the United States, three territories, and 28 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

PLKI Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations,

(404) 459-4673 or investor.relations@popeyes.com

Media inquiries:

Jennifer Webb, Senior Vice President, Operations, Coltrin & Associates, Inc.

(212) 221-1616 ext. 111 or jennifer_webb@coltrin.com